Exhibit 10.1

SECOND AMENDMENT
TO
NON-QUALIFIED DEFERRED COMPENSATION AGREEMENT

     This Second Amendment to Non-Qualified Deferred Compensation Agreement (this “Amendment”) is made and entered into this 25th day of May, 2005, between SWIFT TRANSPORTATION CO., INC., an Arizona corporation (“Swift”), and WILLIAM F. RILEY, III, a resident of Phoenix, Arizona (“Riley”).

     RECITALS.

     WHEREAS, the parties to this Amendment previously entered into that certain Non-Qualified Deferred Compensation Agreement with an effective date of March 14, 2000 (the “Original Agreement”) as well as the First Amendment to the Original Agreement dated October 19, 2004 (the “First Amendment”) (with the Original Agreement and the First Amendment hereinafter sometimes collectively referred to herein as the “Agreement”);

     WHEREAS, the minutes of the Compensation Committee meeting of February 16, 2000, at which the Original Agreement was adopted, clearly reflect that the purpose of the Agreement was (i) to provide an incentive for Riley to remain with Swift through at least March 2005, (ii) that the amount contributed by the Company for the benefit of Riley to fully vest upon the fifth anniversary of the Agreement, and (iii) to pay out $5 million to Riley if he remained employed with the Company through March 2005 or longer;

     WHEREAS, the Original Agreement, as drafted, did not accurately reflect the purpose of the deferred compensation arrangement as evidenced by the resolutions adopted by the Compensation Committee, in that the Original Agreement provided that Riley was to remain employed at Swift through June 24, 2006 rather than through March 2005;

     WHEREAS, the First Amendment was adopted in order to clarify that Riley was only obligated to remain employed by Swift through March 2005 and to provide that Riley’s entitlements under the Agreement would become fully vested upon the Fifth Anniversary of the Original Agreement;

     WHEREAS, Riley has indicated that he intends to retire from Swift on or about August 15, 2005;

     WHEREAS, the parties wish to amend the Agreement in order to clarify that the deferred compensation provided for under the Agreement has been fully earned by Riley and is no longer subject to forfeiture, provided, however, that the Company shall continue to fund its obligations under the Agreement by making monthly deposits of $50,738.67 into the investment account (the “Account”) established pursuant to the Agreement through June 24, 2006, and further provided, however, that all rights which Riley or his estate may have under the terms of the Agreement shall remain unsecured contractual rights against Swift; and

     WHEREAS, in further amending the Agreement, the parties hereto desire to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), IRS Notice 2005-1 (the “Notice”) issued by the IRS with respect to Code Section 409A, as well as any future Treasury Regulations promulgated to implement and provide guidance with respect to Code Section 409A and that therefore distributions under the Agreement may, in no event, commence until the expiration of at least six months subsequent to his employment termination.

     NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. The parties acknowledge that since Riley has been employed through the Vesting Date, he is fully vested in his rights under the Agreement and that Swift shall continue to be obligated to deposit the amount of $50,738.67 into the Account through June 24, 2006, even though Riley’s employment is expected to terminate prior to that date (since all of the deferred compensation to which Riley is entitled under the Agreement has been fully earned as of the Vesting Date).

     2. The second paragraph of Section 1b. of the First Amendment is deleted in its entirety.

     3. Section 1d of the Agreement is deleted in its entirety and the following new Section 1d is substituted therefor:

     “d Withdrawal from Account. It is acknowledged and understood that Swift shall withdraw funds from the Account equal to the amount of funds paid to Riley pursuant to paragraphs a, b, c or d or Section 2 of this Agreement. Funds remaining in the Account following such withdrawals shall remain subject to Section 1 of the Agreement.”

     4. Since Riley is now fully vested under the Agreement and in order to comply with the provisions of Section 409A of the Code, Section 2 of the Agreement is deleted in its entirety and the following new Section 2 is substituted therefor:

          “2. Swift’s Obligation to Pay Deferred Compensation.

               a. Payment upon Death or Disability. If Riley dies or becomes permanently disabled (as hereinafter defined) before the payments called for under Paragraph b or c below commence, Swift shall pay funds to Riley’s estate, in the event of his death, or to Riley, in the event of his permanent disability in annual installments as provided for under Paragraph d of this Section 2, with the first such installment due not later than 60 days after Riley’s death or disability (the “First Payment Date”) and each successive installment due annually on the anniversary of the First Payment Date. For purposes of this Agreement, the term “permanent disability” shall mean the inability, for physical or mental reasons, of Riley to perform the essential function of his position with Swift for more than a six month period, as determined by a medical doctor selected by Swift.”

               b. Payment of Deferred Compensation upon Separation from Service. Upon the termination of Riley’s employment for any reason other than death or disability as set forth on Paragraph 2b of this Agreement, the first installment to be paid to Riley under the terms of this Agreement shall be paid on the date that is 185 days after the last date of Riley’s employment (the “First Installment”) and later installments shall be paid annually on the anniversary of the date that the First Installment” was paid.

               c. Default Payment. To the extent that Riley or his estate is not otherwise entitled to receive payment under Paragraphs a or b of this Section 2 (the “Deferred Compensation,” the first installment of Deferred Compensation shall be paid to Riley in annual installments, even if he is still employed by Swift at the time, on December 24, 2006, with all later installments of Deferred Compensation to be paid on the anniversary thereof.

               d. Determination of Amount of Installment. In determining the amount of any annual installment due under paragraphs a, b or c above, Swift shall calculate the value of funds in the Account on the date an installment is to be paid (the “Installment Date”) net of taxes on earnings or gains, federal and state payroll tax, or other required withholdings and any expenses properly chargeable to the Account as referenced in Section 1 of the Agreement.

               On each Installment Date, Swift shall pay to Riley or his estate the lesser of $1 million, or the amount (the “Difference”) by which all applicable employee remuneration (as “applicable employee remuneration”) is defined under Section 162(m)(4)(a) of the Code received by Riley from Swift in the year the installment is paid, less then the deductible salary cap imposed with respect to “covered employees” under Section 162(m)(1) of the Code. Notwithstanding the foregoing, if any determination of the balance of the Account as computed above, results in a value that does not exceed the lesser of $1 million or the Difference, such value shall be the amount of the final installment payment.”

               e. Rights to Deferred Compensation. Any rights to Deferred Compensation that Riley or his estate may acquire under the terms of this Agreement shall be mere unsecured contractual rights against Swift. Such rights may not be anticipated, transferred, assigned, alienated, pledged or encumbered by Riley, his estate, or any of his beneficiaries, or subjected to attachment, garnishment, levy, execution, or other legal or equitable process initiated by the creditors of Riley, his estate or beneficiaries.”

               f. Section 409A to Govern. Notwithstanding any other provision of this Agreement to the contrary, as it is the parties’ intent to comply with Section 409A of the Code and the Treasury Regulations promulgated under Code Section 409A. Should the Company determine that the timing of any installment payment payable hereunder would violate the provisions of Code Section 409A, such payment shall be accelerated or deferred, as the case may be, in order to comply with the provisions of Code Section 409A.”

     5. Section 3e of the Agreement, which was added by the First Amendment, is deleted in its entirety.

     6. Reservation of Right to Further Amend the Agreement. As it is the intent of the parties hereto to comply with Code Section 409A and, at the time of this Agreement, the

Treasury Regulations to be promulgated thereunder have not yet been issued, to the extent that any provisions of this Agreement does not comply with Code Section 409A and the applicable Treasury Regulations, promulgated thereunder, such provisions shall be ignored and the parties shall amend the Agreement so that it complies with Code Section 409A.

     7. Except as modified by this Amendment, the terms of the Agreement shall remain in full force and effect. To the extent that any provision of this Amendment conflicts with the terms of the original Agreement or the First Amendment, the terms of this Amendment shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first above written.

SWIFT TRANSPORTATION CO., INC.

By:	/s/ Jerry Moyes	/s William F. Riley, III

	Jerry Moyes, Chief Executive Officer	William F. Riley, III

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